Exhibit 10.25

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH

THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR

CONFIDENTIAL TREATMENT.  SUCH PORTIONS ARE DESIGNATED [REDACTED].

Jet fuel sale and purchase contract

ITOCHU Petroleum Co. (Hong Kong), Ltd.
(Seller)

Hawaiian Airlines, Inc.
(Buyer)

Jet fuel sale and purchase contract

Jet fuel sale and purchase contract

Contract Number                                                 TOKFTMI-042501

Date                                                                                                                       March 20, 2003

Parties

1.                                       ITOCHU Petroleum Co. (Hong Kong), Ltd. of 28th Floor, United Center, 95 Queensway, Hong Kong (also conducting business by agency of TOKFT, ITOCHU Corporation Building, 5-1, Kita-Aoyama 2-chome, Minato-ku, Tokyo 107-8077, Japan)

2.                                       Hawaiian Airlines, Inc. of 3375 Koapaka Street, Suite G-350, Honolulu, Hawaii  96819, United States.

It is agreed that the Seller will make available and supply to the Buyer, and the Buyer will take and pay or pay for Jet Fuel on the terms and conditions of this Contract as follows.

1.                                      Seller

Itochu Petroleum Co. (Hong Kong), Ltd. (the Seller).

2.                                     Buyer

Hawaiian Airlines, Inc. (the Buyer).

3.                                     Product

Turbine Fuel, Aviation Kerosene Type, Jet A-1 (Jet Fuel).

4.                                     Product Specifications

(a)                                  The specifications for the Jet Fuel supplied by the Seller to the Buyer under this Contract are those set out in Issue 4 of Defence Standard 91-91 (DEF STAN 91-91/4) issued by the United Kingdom Ministry of Defence on 14 June 2000 (the Specifications).

(b)                                 Subject to Clause 4(a), the Buyer acknowledges that the Seller makes no representation or warranty (whether express, implied or arising by statute or howsoever) as to the state or condition of the Jet Fuel or that the Jet Fuel is or will be merchantable or fit for any particular purpose.

5.                                     Quantity & quality

(a)                                  [REDACTED] (a Cargo).

(b)                                 The Buyer must take and pay or pay for a minimum of [REDACTED] Cargoes on the same terms in accordance with the schedule set out in Clause 6(a), and the Seller will make available and supply those Cargoes to the Buyer.

(c)                                  The Buyer and the Seller may agree on the terms of the delivery of one or more additional cargoes in excess of the Cargoes and optional Cargoes contemplated by Clauses 5(b) and 6(a) (each such excess cargo an Additional Cargo), in which event:

(i)                                    (subject to paragraph ii) the terms of this Contract will apply  such that such Additional Cargo is treated as a Cargo under this Contract except to the extent otherwise specifically agreed between the parties; and

(ii)                                 such agreement must be evidenced in a written document signed by duly authorised representatives of both parties and:

(A)                             the Initial Purchase Price and Purchase Price of; and

(B)                               the four day delivery window applying to,

that Additional Cargo will not be determined under the terms of this Contract but must have been specifically negotiated and agreed between the parties and recorded in that written document.

(d)                                 The determination of quantity and quality of Jet Fuel delivered under this Contract will be made by measurement, sampling and testing in the manner customary at the discharge port by recognised independent petroleum inspectors nominated by the parties as soon as reasonably practicable after the execution of this Contract and:

(i)                                    the quantity of Jet Fuel discharged will be measured according to the shore tanks immediately before and after unloading at the discharge port;

(ii)                                 the quality of Jet Fuel discharged will be tested by reference to representative samples of the Jet Fuel taken from the Vessel’s bunkers immediately before its unloading from such bunkers of the Vessel;

(iii)                              correction for variation and temperature will be made in accordance with the latest version of table 6B of ASTM D-1250 and quantity determination will be by volume at 60º Fahrenheit;

(iv)                             the independent petroleum inspectors must prepare and sign certificates as to the quantity and quality of Jet Fuel to be delivered under this Contract;

(v)                                the determination set forth in such certificates under paragraph (iv) will be conclusive for the purposes of this

Contract as to the quantity and quality (in particular in relation to evidencing the Specifications) of Jet Fuel unloaded except in the case of manifest error or fraud; and

(vi)                             inspection charges at the discharge port will be shared equally by the Parties.

6.                                     Delivery Schedule

(a)                                  Each party will exercise its respective rights and fulfil its respective obligations on the basis of delivery of each respective Cargo during the following respective delivery date ranges:

[REDACTED]

(b)                                 On or before [REDACTED] the Buyer must subject to and in accordance with Clause 6(a)(iii) notify the Seller of the estimated calendar month in which the [REDACTED] Cargo is to be delivered upon which the procedure set out in Clause 6(e) will apply.

(c)                                  With respect to all Cargoes that the Buyer wishes to elect to be delivered on or prior to [REDACTED] the Buyer must give the Seller notice in writing of such election on or before [REDACTED] and subject to and in accordance with Clause 6(a)(iii) include in that notice its election of the estimated calendar month in which the delivery of that Cargo will occur, upon which all rights and obligations in relation to that Cargo will, subject to Clause 6(e), become binding.

(d)                                 With respect to any Cargo to be delivered in [REDACTED] the Buyer must give the Seller notice in writing of such election on or before [REDACTED] and subject to and in accordance with Clause 6(a)(iv) include in that notice its election of the estimated calendar month in which the delivery of that Cargo will occur, upon which all rights and obligations in relation to that Cargo will, subject to Clause 6(e) become binding.

(e)                                  In relation to the [REDACTED] Cargoes (inclusive) and subject to and in accordance to Clauses 6(a)(iii) to 6(a)(iv) (inclusive, but as applicable):

(i)                                    the Buyer must by notice in writing request the dates of the four day delivery window for that Cargo at least 45 calendar days before the first day of the calendar month in which that Cargo is due to be delivered;

(ii)                                 following the notice given under paragraph (i) the parties will consult to allow the Seller to fix a designated four day delivery window for that Cargo, which unless otherwise agreed will:

(A)                             subject to paragraph (ii)(B), be the same four day delivery window requested by the Buyer under paragraph (i); or

(B)                               if the Seller, acting reasonably (but without prejudice to its own commercial interests), decides that it may not be able to meet the Buyer’s requested delivery window under paragraph (i), at the Seller’s option be:

(1)                                 the closest four day delivery window that is agreeable to both parties and available before; or

(2)                                 the closest four day delivery window that is agreeable to both parties and available after,

the four day delivery window requested by the Buyer under paragraph (i) (but the parties will endeavour, subject to their respective logistic and commercial considerations (which they must explain to and discuss with each-other in good faith), that such four day delivery window under sub-paragraph (1) or (2) will to the maximum extent practicable and acceptable to both parties (each acting reasonably and with due consideration of the interests of the other) be no more than seven days before or after the four day delivery window requested by the Buyer under paragraph (i)); and

(iii)                              the:

(A)                             Buyer must issue notices under, consult as required and comply; and

(B)                               Seller must consult as required, fix the delivery windows and comply,

with this Clause 6(e) in a timely manner to ensure that deliveries can be made within the respective delivery time periods for those Cargoes set out in Clause 6(a).

(f)                                    To the extent that:

(i)                                    due to a breach of any term of this Contract by the Buyer; or

(ii)                                 an event of Force Majeure has occurred under Clause 13,

the Seller’s anticipated shipping activities are disrupted such that it will no longer be reasonably practicable for the Seller to deliver a Cargo within its designated four day delivery window or otherwise in accordance with this Clause 6, the Seller may in consultation and with the consent of the Buyer (which consent may not be unreasonably withheld) reasonably re-designate the respective four day delivery window of that Cargo to another four day period.

(g)                                 Each Cargo must be available for delivery by the Seller and taken by the Buyer during its designated four day delivery window as determined under this Clause 6 and in accordance with the terms of this Contract unless:

(i)                                    the parties consent otherwise in relation to the delivery of a specific Cargo (or part of it); or

(ii)                                 a party is exercising rights expressly granted under this Contract to withhold or amend the terms of such delivery or taking.

7.                                     Delivery, title and risk

(a)                                  The terms set out in the Delivered Ex Ship provisions of INCOTERMS 2000 (DES) will apply to the transactions contemplated by this Contract except that to the extent that any such DES term is inconsistent with the terms of this Contract the terms set out in this Contract will prevail over that DES term .

(b)                                 Subject to Clauses 7(f), 7(g), 7(h) and 7(j), the Seller will deliver (or procure the delivery of) each Cargo of Jet Fuel to the Buyer at the junction point where the flange coupling of the relevant Vessel’s unloading lines connect with the flange coupling of the receiving lines leading into the onshore storage tanks owned or procured for use by the Buyer at Honolulu Hawaii at (without prejudice to the Seller’s obligations under Clause 6) the time the Jet Fuel so passes through that point, it being expressly acknowledged and agreed by the Buyer that if the Seller is exercising any of its rights under Clause 7(g) delivery will not take place at that point or time but only, if applicable, in accordance with Clause 7(h).

(c)                                  In relation to each Cargo the Seller must procure a vessel for carriage of the Jet Fuel to the delivery port at Honolulu, Hawaii (the Vessel) and:

(i)                                    will warrant that any Vessel nominated or substituted is owned or demised or bareboat chartered by a member of the International Tanker Owners Pollution Federation Limited;

(ii)                                 will ensure that the Vessel:

(A)                             carries on board a ‘Certificate of Insurance’ as described in the Civil Liability Convention for Oil Pollution Damage;

(B)                               has in place insurance coverage for oil pollution under the rules of P and I Clubs entered into the International Group of P and I Clubs, and

(C)                               is represented by its owner or operator to be in compliance with the International Safety Management  Code that came into effect on 1 July 1998.

(iii)                              such Vessel will be subject to acceptance by the relevant terminal or port authorities in Honolulu, Hawaii, but the Seller will have no liability to the Buyer with respect to the non-delivery of a Cargo under this Contract in the event that such authorities unreasonably withheld such acceptance.

(d)                                 The Buyer must provide or cause to be provided a safe berth at a safe port at Honolulu, Hawaii.

(e)                                  The Buyer may only request the shifting of the Vessel from one safe berth to another upon payment by the Buyer of all towing and piloting charges, any charges in respect of running lines on arrival at and leaving that berth, wharfage and dockage charges at that berth, any demurrage caused thereby (in accordance with the terms set out in Clause 8), additional agency charges and expenses, customs, overtime and fees and any other extra port charges or port expenses which may be caused by shifting berths.

(f)                                    In relation to each Cargo of Jet Fuel, subject to the Seller:

(i)                                    having received the Initial Purchase Price for the respective Cargo in full pursuant to Clause 10;

(ii)                                 having received a properly posted Letter of Credit that at the time of the unloading of that Jet Fuel from the Vessel to a relevant onshore tank in Honolulu Hawaii is a continuing, valid and effective Letter of Credit that complies with all the requirements of Clause 10(l); and

(iii)                              not having exercised any of its rights under Clause 7(g),

title to and property in the Jet Fuel in that Cargo will pass to the Buyer upon its delivery at the point and time of delivery specified in Clause 7(b) or 7(j) (as the case may be), but if the preceding paragraph (i) or (ii) is not satisfied or if the preceding paragraph (iii) is applicable it is acknowledged and agreed by the Buyer that despite any other term of this Contract the Seller will retain title to and property in the Jet Fuel:

(A)                             (if paragraph (i) was not satisfied) until the Initial Purchase Price for that Cargo has been received in full in accordance with Clause 10;

(B)                               (if paragraph (ii) was not satisfied) until the Letter of Credit has been posted or becomes valid, fully effective and complies with all the requirements of Clause 10(l); or

(C)                               (if paragraph (iii) is applicable) unless and until title to and property in that Jet Fuel passes in accordance with Clause 7(h).

(g)                                 If the Initial Purchase Price in relation to a Cargo has not been received by the Seller in full in accordance with Clause 10 or if the Letter of Credit (as defined in and otherwise complying with all the requirements of Clause 10(l)) has not been posted, terminates or otherwise is not or ceases to be valid and fully effective the Seller may at its absolute discretion elect (with or without notice to the Buyer) to take any one or more of the following actions:

(i)                                    withhold the supply and delivery of that Cargo to the Buyer;

(ii)                                 direct the berthing of the Vessel at any berth of its choice in Hawaii; or

(iii)                              direct the transfer of that Cargo into any storage tanks that the Seller may own or procure the use of that are located in Hawaii, in which event the owner or operator of those storage tanks will take and hold the Jet Fuel to the account of the Seller in that owner’s or operator’s books of account, and in any or all such circumstances stated above in this paragraph (g):

(A)                             the Buyer, without relieving the Buyer of any its obligations or liabilities (and without prejudice to any rights of the Seller) under, or consequent upon any breach of, this Contract must:

(1)                                 rectify its breach by immediately paying the Initial Purchase Price for that Cargo to the Seller in accordance with Clause 10 together with all interest accrued and due under Clause 10(e);

(2)                                 pay all resulting reasonable costs, losses, charges and expenses relating to the chartering of the Vessel, berthing of the Vessel, the unloading of the Jet Fuel, its storage and (if not eventually taken) its disposal, including without limitation all additional charterparty and labour costs, towing and piloting charges, any charges in respect of running lines on arrival at and leaving a berth, wharfage and dockage charges at that berth, demurrage (in accordance with the terms set out in Clause 8), pipeline fees, payments due to onshore tank owners or operators, additional agency charges and expenses, any costs related to joining HFFC and any insurance premiums and any interest accruing against the Seller as a result of such breach, any costs and losses associated with selling the Cargo to a third person rather than the Buyer if not eventually taken by the Buyer, customs, overtime and fees, any other extra port charges or port expenses which may be incurred (and to the extent the Seller provides its own services and facilities in relation to any of the foregoing the Seller may charge for the services and facilities it provides at reasonable commercial rates) and the Buyer indemnifies the Seller against all such costs, charges and expenses actually incurred and will pay them (or if the Seller has paid them reimburse the Seller for them) on the Seller’s first written demand in reasonable detail; and

(B)                               despite any other term of this Contract the Seller may elect at any time to terminate this Contract in accordance with Clause 12 in which event any obligations of the Seller to make available and supply any Jet Fuel under this Contract will immediately terminate but all obligations and liabilities of the Buyer due on or before the day of such termination.

(h)                                 If, before the Seller exercises its right to terminate this Contract pursuant to Clause 7(g)(B), in the circumstances covered by Clause 7(g):

(i)                                    the Buyer pays all amounts due under Clauses 9 and 10; and

(ii)                                 provided that a Letter of Credit (as defined in and otherwise complying with all the requirements of Clause 10(l)) has been posted, has not terminated and has not ceased to be valid and fully effective and comply with all the requirements of Clause 10(l), then upon written acknowledgement from the Seller to the Buyer that all such amounts have been received to the Seller’s reasonable satisfaction (which the Seller must acknowledge upon receipt) and provided that such Letter of Credit is so in place title to and ownership in the Cargo to which Clause 7(f) and (g) applied will then pass to the Buyer by the Seller:

(A)                             making the relevant Jet Fuel available for unloading and delivery under Clause 7(b) to the extent that the relevant Jet Fuel is still on board the Vessel; and

(B)                               by the Seller making or procuring any book transfers that may be necessary to the extent that the Jet Fuel has been transferred to any onshore storage tanks.

(i)                                     Risk of loss of the Jet Fuel and any risks in relation to the deterioration of the quality of the Jet Fuel below its Specifications will pass to the Buyer at the earlier of:

(i)                                    when it is delivered to the Buyer in accordance with the terms of this Contract; and

(ii)                                 the time when the Vessel carrying the Jet Fuel has reached Honolulu, Hawaii and:

(A)                             has issued its NOR; and

(B)                               Laytime has run in accordance with Clause 8; and

(C)                               there has been:

(1)                                 a breach of this Contract by the Buyer; or

(2)                                 a material act, omission or delay by the Buyer (or any of its representatives) contrary to this Contract,

that prevents the delivery of the Jet Fuel or that allows the Seller to withhold the delivery of the Jet Fuel in accordance with terms of this Contract.

(j)                                     Unless delivery of any Jet Fuel is made under Clause 7(h)(B) (in which event such delivery is made within the terms of that Clause without any requirement of consent from the Buyer) in the event that the Seller wishes to satisfy its obligations to deliver and transfer title of any quantity of Jet Fuel it must make available and supply on a scheduled date (and otherwise in accordance with the terms and conditions of this Contract) by making or procuring a book transfer to the Buyer of that quantity of Jet Fuel that is held in onshore storage tanks in Honolulu, Hawaii, the Seller must, reasonably in advance of such scheduled date of delivery of such quantity of Jet Fuel, request the consent of the Buyer to the delivery of such quantity of Jet Fuel pursuant to this Clause 7(j), and the buyer shall be entitled to grant or withhold its consent to such book transfer at its reasonable discretion.

(k)                                  If any quantity of Jet Fuel is delivered under this Contract by way of book transfer, then with respect to such quantity of Jet Fuel only:

(i)                                    for the purposes of Clauses 7(b) and 7(f) the delivery point and time of delivery will be those tanks at the time of that book transfer in place of the point and time designated in Clause 7(b);

(ii)                                 unless delivery is being made under Clause 7(h)(B)) (in which event this paragraph (ii) will not apply) to the extent that the Buyer reasonably incurs any operational or other costs or expenses due to this method of delivery that are in excess of those that would have accrued if delivery had been made in accordance with Clause 7(b) and not by way of book transfer the Seller will reimburse to the Buyer that excess amount upon receipt of an itemisation in reasonable detail of how such excess was incurred; and

(iii)                              such mode of delivery and transfer of title is without prejudice to all other respective rights and obligations of the Buyer and the Seller under this Contract.

8.                                     Laytime and Demurrage

(a)                                  Subject to the terms of this Contract the Seller will procure that the Vessel will arrive at the outer anchorage of the delivery port at Honolulu, Hawaii before or during the designated (or properly re-designated) four day delivery window for that Cargo.

(b)                                 Upon arrival at the outer anchorage of the delivery port at Honolulu, Hawaii, the master of the Vessel or his agent will give to the Buyer (or its nominated agent) a notice of readiness (NOR) that the Vessel is ready to discharge irrespective of whether or not a berth is available.

(c)                                  The period of time allowed for the discharge of Jet Fuel from the Vessel without penalty to the Buyer (Allowed Laytime) will:

(i)                                    commence upon the expiry of six hours (6) after receipt of the NOR (except that if the Vessel tenders NOR before the first day of the designated (or properly re-designated) four day delivery window for that Cargo, Laytime will not commence until 0600 hours local time of that first day); and

(ii)                                 be a maximum Laytime (SHINC) of 36 hours for unloading the Jet Fuel.

(d)                                 For the purposes of calculations under this Clause the actual Laytime of the Vessel will be deemed to cease upon the disconnection of the flange coupling of the relevant Vessel’s unloading lines from the flange coupling of the receiving lines leading into the onshore storage tanks once:

(i)                                    delivery of the relevant Cargo has been completed under Clause 7(b); or

(ii)                                 unloading of the relevant Cargo has occurred under Clause 7(g)(iii).

(e)                                  The Buyer must pay demurrage for each running hour and pro-rata for any part thereof for the period by which the unloading exceeds the Allowed Laytime, in which event:

(i)                                    the rate of demurrage will be according to the relevant terms of the approved charterparty in respect of the Vessel; or

(ii)                                 if the Vessel used for supply is on a time charter the demurrage rate will be based on the then current market rate of a similar size vessel on a similar voyage and in accordance with the provisions of ASBATANKVOY except to the extent that this is expressly modified by the Parties.

(f)                                    The Buyer’s obligation to pay demurrage under Clause 8(e) will be reduced by 50%:

(i)                                    to the extent that the reason the corresponding Laytime was exceeded was not attributable to any act, neglect or default of the Buyer;

(ii)                                 provided that the Buyer was not in default of any of its material obligations under this Contract at any time during the corresponding Laytime and

(iii)                              if the Vessel does not tender NOR by 1800 hours in Honolulu, Hawaii, of the second day of the agreed four day delivery window relating to the respective Cargo.

(g)                                 This Clause 8 will apply and all time periods in it will be calculated and run within its terms even if the Seller exercises its rights under Clause 7(g) and withholds the supply and delivery of that Cargo or redirects the berthing of the Vessel in accordance with Clauses 7(g)(i) or 7(g)(ii) (as applicable).

9.                                     Price

(a)                                  The price to be paid for each barrel of Jet Fuel delivered under this Contract on a DES basis will be calculated as follows in order to calculate in relation to the quantity of the respective Cargo delivered its total price (the Purchase Price):

[REDACTED]

10.                              Payment

(a)                                  On the Friday (or if that Friday is a day on which banks are not open for the transaction of normal banking business in Honolulu, New York and Tokyo, then the first immediately preceding day that such banks are so open) of the week before the delivery of a Cargo is scheduled to occur in accordance with the terms of this Contract the Seller must send the Buyer an invoice setting out the initial price payable for that Cargo calculated by multiplying:

[REDACTED]

(the Initial Purchase Price).

(b)                                 In relation to each Cargo, payment of the Initial Purchase Price for that Cargo must be made:

(i)                                    on or before the Monday of the week (running from midnight of the preceding Sunday in Honolulu, Hawaii, to midnight the following Sunday) during which the first day of the designated four day delivery window in relation to that Cargo is due to begin, except that if that Monday or the Tuesday or Wednesday following it is a day on which banks are not open for the transaction of normal banking business in Honolulu, New York and Tokyo then payment must be made on or before the last day (other than a Saturday or Sunday) on which banks are open for the transaction of normal banking business in Honolulu, New York and Tokyo (a Banking Day) prior to that Monday (the date so ascertained under this Clause 10(b)(i) being the Payment Date); and

(ii)                                 in any event (and subject to all the terms and conditions of Clause 7) prior to its delivery to the Buyer or the Buyer’s nominee; and

(iii)                              to the Seller in an amount equal to the Initial Purchase Price set out in the Seller’s invoice.

(c)                                  All payments under this Contract must be made by telegraphic transfer in same day funds to the account of the Seller or, as the case may be, to the account of the Buyer (the details of which will have been notified to the other in writing) and without set-off, deduction or withholding of any kind unless such set-off, deduction or withholding is required by law in which case the amount of that payment must be increased so that the recipient will receive the amount it would have received but for that set-off, deduction or withholding, provided that the amount of such payment will not be increased by reason of set-off, deduction or withholding of any amounts the Buyer is not obligated to pay or reimburse to the Seller pursuant to Clause 10(f).

(d)                                 If any payment under this Contract becomes due on a day that is not a Banking Day, the due date for such payment will be the last Banking Day prior to that Banking Day.

(e)                                  If either party fails to make any payment under this Contract when due it must pay interest on the overdue amount from and including the payment due date until but excluding the date on which payment is made by such party at the rate of 2% above the rate of interest equal to the rate which the Bank of Tokyo Mitsubishi, New York branch, or such other first class International bank as the parties may otherwise agree (such agreement not to be unreasonably withheld) is charging to its prime commercial customers for 90 day US dollar loans calculated on the basis of a 360 day year, as quoted on the date when payment was due.

(f)                                    Except as the Seller may otherwise be obliged to pay pursuant to the delivery terms referred to in Clause 7(a):

(i)                                    all import duties into the port of Honolulu, customs and consular fees, taxes, imposts, levies and other charges of Federal, state or local governmental authorities in the United States on or pertaining to the sale, importation or delivery of the Jet Fuel must be borne by the Buyer;

(ii)                                 the Buyer must, on demand, pay to or reimburse the Seller the amount of all excise, gross receipts and fuel taxes howsoever designated imposed by Federal, state or local governmental authorities in the United States, other than:

(A)                             net income taxes, franchise taxes (imposed in lieu of net income taxes) and backup withholding taxes, in each case imposed on the Seller as a result of a present or former connection between the Seller and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein;

(B)                               any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in paragraph (A); or

(C)                               any other taxes on income, profits or capital which are paid or incurred by the Seller directly or indirectly with respect to the Jet Fuel or the value thereof; and

(iii)                              if the Buyer is exempt from any of the aforementioned charges, it must, on demand, provide the Seller with all the applicable exemption certificates reasonably available.

(g)                                 After the end of the month in which a Cargo has been delivered by the Seller to the Buyer (or would have been so delivered but for the breach of this Contract in relation to that Cargo by the Buyer) the Seller will, in accordance with Clause 9, calculate the Purchase Price of that Cargo based on the actual quantity of Jet Fuel delivered to the Buyer as established pursuant to Clause 5 (or would have been so delivered but for the breach of this Contract in relation to that Cargo by the Buyer) to determine if an adjustment amount must be paid by the Seller or the Buyer (which amount will be the difference between the Initial Purchase Price and the Purchase Price) and:

(i)                                    the Buyer must issue a statement to the Seller setting out the adjustment amount and the method and details of its calculation in reasonable detail, which adjustment amount will be final and binding on the Buyer and the Seller except in the event of manifest error in its calculation or a reasonable objection by the Buyer based on the terms of this Contract (in which event such amount must be correctly recalculated);

(ii)                                 if the Purchase Price as so adjusted is less than the Initial Purchase Price and provided that the Initial Purchase Price has been received in full by the Seller, the Seller must pay to the Buyer an amount equal to that adjustment amount;

(iii)                              if the Purchase Price as so adjusted is greater than the Initial Purchase Price the Buyer must pay to the Seller an amount equal to that adjustment amount, and

(iv)                             any payment due under this Clause must:

(A)                             if the party from which payment falls due so requires be invoiced by the party requiring such payment to be made; and

(B)                               in any event be made within 5 Banking Days of the adjustment calculation being made and communicated to the payor.

(h)                                 Any release, settlement, satisfaction or discharge between the Parties will be conditional on no payment made or given to the other or any right of set-off exercised being avoided, reduced, set aside, rendered unenforceable or required to be paid away by virtue of any provision, requirement or enactment, whether relating to bankruptcy, insolvency or liquidation or otherwise at any time in force, or by virtue of any obligation to give effect to any preference or priority and if any payment or set-off right is avoided or reduced, the affected party will be entitled to recover the value or amount of that payment or set-off from the other as if that release, settlement, satisfaction or discharge had not occurred.

(i)                                     If the Seller defaults in its delivery obligations in relation to a Cargo under this Agreement and the delivery of that Cargo is consequently not made by the Seller then on the Buyer’s written demand, and without limiting any other rights or remedies available to the Buyer under Clause 12, the Seller must immediately return the Initial Purchase Price relating to that Cargo to the Buyer (it being acknowledged that when there is only a shortfall in the Cargo Clause 10(g) will apply).

(j)                                     Time is of the essence in relation to all payments due under this Contract.

(k)                                  All monetary amounts stated in this Contract and all payments falling due under this Contract are, and must be denominated and paid, in United States dollars.

(l)                                     The Buyer must procure and maintain at all times until all Cargoes have been delivered and paid for in full in accordance with the terms of this Contract an irrevocable standby letter of credit substantially in the form set out in Schedule 1 provided by a first class international bank having a debt rating of at least AA by Standard & Poor’s or Aa by Moody’s (the Letter of Credit) and such Letter of Credit:

(i)                                    must be posted by that bank for the benefit of the Seller on or prior to [REDACTED] (and thereafter immediately replaced by the posting of an equivalent Letter of Credit by that or another such bank if at any time that or another Letter of Credit subsequently posted to replace or complement it ceases to be in full force and effect or to otherwise comply with this Clause 10(l));

(ii)                                 be for an amount equal to [REDACTED] throughout its duration, and if drawn upon at any time replenished in the amount drawn (or a supplementary Letter of Credit posted by the Buyer in an amount equivalent to that drawing) and so notified to the Seller by the relevant bank within the earlier of:

(A)                             10 Banking Days of such drawing; and

(B)                               the day that is at least two Banking Days before the next four day delivery window of a Cargo that is to be delivered under this Agreement is due to begin; and

(iii)                              may, without prejudice to:

(A)                             any other right of the Seller; or

(B)                               obligation of the Buyer,

under this Contract or at law or equity, be drawn down by the Seller within its terms only to pay an amount due pursuant to Clause 7(e), 7(g) or this Clause 10 when such amount is overdue under this Contract (the LC Covered Sum). When all Cargoes to be made available and supplied on the terms and conditions of this Contract and all other amounts properly falling due under this Contract have been paid in full, the Seller must upon notice from the Buyer immediately return any Letter of Credit then outstanding to the issuing bank for cancellation.

11.                              Liability

(a)                                  Each party will be liable to the other for the loss or damage directly and foreseeably resulting from any breach by that party of its obligations hereunder.

(b)                                 Except as otherwise provided in this Contract, neither party will have any liability to the other for any loss or damage or other liability whether arising in contract, tort or otherwise, in connection with this Contract and in no event will either party be liable to the other for any indirect or consequential losses or damages.  “Indirect or consequential losses or damages” means loss or damage other than the loss or damage referred to in Clause 11(a).

12.                              Termination

(a)                                  The following circumstances or event (Event of Default) will constitute a default by a party (the Defaulting Party):

(i)                                    any representation or warranty furnished by the Defaulting Party to the other party (the non Defaulting Party) in this Contract is false or misleading in any material respect when made;

(ii)                                 any failure by the Defaulting Party to pay, when due, the payments determined under Clauses 7 or 10 and such failure continues for two Banking Days with respect to the Initial Purchase Price and five Banking Days with respect to all other payments;

(iii)                              any failure by the Defaulting Party to perform or comply with any of its material obligations under this Contract that is not cured or waived within 14 days following notice from the non Defaulting Party, provided that such period will be two Banking Days for any failure by the Buyer to post or maintain a letter of credit to comply with the terms of Clause 10(l); and

(iv)                             the occurrence of any of the following events in respect of the Defaulting Party or a person or entity that controls it (where such ‘control’ means the ownership directly or indirectly of 50% or more of the shares in the Defaulting Party or the ability to directly or indirectly exercise 50% or more of the voting rights in the Defaulting Party):

(A)                             it is adjudicated to be insolvent or fails to pay its debts under any relevant law applicable to it;

(B)                               it suspends payment of its debts generally or declares that it will suspend making payments with respect to any class of its debts;

(C)                               it enters into any composition or similar arrangement for the benefit of its creditors generally;

(D)                              it suspends or declares that it will suspend carrying on all or substantially all of its business;

(E)                                it takes corporate action to authorise the winding up or dissolution of the Defaulting Party or the filing of a voluntary petition to commence an insolvency proceeding; or

(F)                                any other event occurs which under laws applicable in Hawaii would have an effect analogous to any of the events referred to above.

(b)                                 If an Event of Default occurs and is continuing, the non Defaulting Party may at once or at any time thereafter (and without an election of remedies to the exclusion of other remedies the non Defaulting Party may have):

(i)                                    by notice to the Defaulting Party, declare all outstanding obligations of the Defaulting Party to be due immediately or upon such later date specified in such notice (the Acceleration Date) whereupon:

(A)                             the Defaulting Party must perform all of its outstanding obligations then due on the Acceleration Date and the non Defaulting Party will perform any corresponding obligations in accordance with the terms of this Contract to the extent such corresponding obligations relate to the performance by the Defaulting Party of its outstanding obligations; and

(B)                               the non Defaulting Party will not be obliged to perform any of its outstanding obligations other than to the extent provided for in paragraph (i)(A) and will not accrue any new or additional obligations under this Contract; and/or

(ii)                                 by notice to the Defaulting Party, terminate this Contract and any obligation it may have hereunder (including, without limitation, in respect of the Seller, any obligation it may have to sell and deliver the Jet Fuel to the Buyer) on the date specified in such notice and proceed to recover any damages and enforce any other remedies to which it may be entitled under this Contract, the Letter of Credit, at law or in equity or set-off against any amounts owing to the Defaulting Party any and all amounts due and payable to the non Defaulting Party as damages or otherwise.

13.                              Force Majeure

(a)                                  Neither the Seller nor the Buyer will be liable in damages or otherwise for any failure or delay in performance of any obligations hereunder, other than the obligation to make payment, where such failure or delay is caused by any event, occurrence or circumstance reasonably beyond the control of a Party (Force Majeure) including failure or delay caused by or resulting from:

(i)                                    acts of God, fires and floods;

(ii)                                 strikes and labour disputes;

(iii)                              wars (whether declared or undeclared), acts of terrorism, piracy, riots, embargos;

(iv)                             delays of carriers due to breakdown or adverse weather, perils of the seas, accidents; and

(v)                                restrictions imposed by any government authority (including allocations, priorities, requisitions, quotas and price controls),

provided that the unavailability of funds or any event listed in Clause 12(iv) will not constitute Force Majeure.

(b)                                 The party claiming Force Majeure must give written notice thereof to the other party within forty-eight hours of the occurrence of the Force Majeure event, stating in reasonable detail the cause of Force Majeure and the expected duration thereof. The affected party must use reasonable diligence to remove the Force Majeure event.  However, no party will be required to settle against its will any strike or labour dispute.

(c)                                  The time of the Seller to make available or Buyer to receive relevant Cargoes of Jet Fuel under this Contract will be extended during any period in which delivery is delayed or prevented by reason of any of the foregoing causes up to a total of thirty days.

(d)                                 If any delivery of a Cargo under this Contract is, by reason of Force Majeure affecting a party, delayed or prevented for more than thirty days, the other party may terminate this Contract with respect to such delivery upon written notice to the affected party.

14.                              Confidentiality

Each party must treat as confidential, and will not disclose to any person, the terms of this Contract or any information or materials supplied or made available in connection herewith without the prior written consent of the other unless such disclosure is required by law.  This Clause 14 will survive termination of this Contract.

15.                              Governing Law and Dispute Resolution

(a)                                  This Contract is governed by and construed in accordance with the Laws of the State of New York without reference to its law on conflicts.  The United Nations Convention on Contracts for the International Sale of Goods will not in any way govern or apply to this Contract.

(b)                                 If any dispute arise under this Contract, the Parties will attempt to settle such dispute within 30 days from the time one party has given notice of the dispute to the other party, by discussions between the Parties.  If the dispute cannot be settled within such 30 day period, then the matter may be referred by either party to arbitration in accordance with Clause 15(c), unless the Parties otherwise agree in writing.

(c)                                  Any claim, dispute or difference of any kind whatsoever arising out of or in connection with this Contract (including, without limitation, any question regarding its existence, validity or termination) between the parties must be referred to and finally resolved by arbitration in New York City.  Such arbitration will be decided by three arbitrators appointed in accordance with and otherwise pursuant to the American Arbitration Association Rules from time to time in force.  Those rules are deemed to be incorporated by reference into this Clause insofar as they do not conflict with its express provisions.  The decision and the award will be final and binding on the Parties and will be to the exclusion of any court review as to any substantive matter.  Judgment upon the award may be entered in any court having jurisdiction.

16.                              Notices

(a)                                  All notices required hereunder must be in writing and may be sent by facsimile or mutually acceptable electronic means, a nationally recognised overnight courier service, first class mail (certified or registered mail, return receipt requested) or hand delivered.  Such notice will be deemed to have been given on the date of receipt thereof by the party receiving such notice.  Any party may change its address upon three Banking Days’ notice to the other party.

(b)                                 Addresses and facsimile numbers for notices, communications, and statements will be as follows:

Seller’s details:                                 ITOCHU Petroleum Co. (Hong Kong), Ltd.
% TOKFT
ITOCHU Corporation Building
5-1, Kita-Aoyama 2-chome
Minato-ku
Tokyo 107-8077
Japan

Attention: Michael Yoshioka

Fax: +81 3497 6514

Buyer’s details:                                 Hawaiian Airlines, Inc.
3375 Koapaka Street
Suite G-350
Honolulu
Hawaii 96819
United States of America

Attention:	Christine R. Deister,
Executive Vice President, Chief Financial Officer and Treasurer

Fax: (808) 835-3699

17.                              Miscellaneous

(a)                                  This Contract will be binding upon and will inure to the benefit of the Parties hereto. Despite the foregoing neither party may transfer, assign this Contract or its rights and obligations in full or part hereunder without the prior written consent of the other party, such consent may not be unreasonably withheld.

(b)                                 This Contract constitutes the entire agreement between the Parties relating to its subject matter.  Each party acknowledges and agrees that in entering into the Agreement, it is not relying on and will have no right of action against any other party to this Contract in respect of any Pre-Contractual Representation which is not expressly set out in this Contract.  For the purposes of this Clause 17(b), “Pre-Contractual Representation” means any agreement, arrangement, assurance, draft document, promise, undertaking, representation or warranty of any person whether or not in writing made or given by any person prior to execution of this Contract.

(c)                                  No amendments may be made to this Contract unless they are in writing and signed by the authorised representative of both Parties. All consents under this Contract must be in writing.

(d)                                 This Contract may be executed in any number of counterparts, each of which when executed will be an original, but all the counterparts together will constitute one document.

(e)                                  Nothing in this Contract will be construed as creating a partnership or joint venture of any kind between the Parties or as constituting either party as the agent of the other party for any purpose whatsoever.  No party will have the authority to bind the other party or to contract in the name of or create a liability against the other party in any way or for any purpose.

(f)                                    No delay or omission of any party in exercising any right, power or remedy provided by law or under this Contract will impair such right, power or remedy or operate as a waiver thereof.  The single or partial exercise of any right, power or remedy provided by law or under this Contract will not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(g)                                 Except as expressly provided under this Contract, the rights and remedies contained in this Contract are cumulative and are not exclusive of any other rights or remedies provided by law or otherwise.

Executed as an agreement.

Signed on behalf of	)
ITOCHU Petroleum Co. (Hong Kong), Ltd.	)
by its duly authorised representative:	) /s/ Masaru Takahashi
Signature

/s/ Naohiro Jokei	Masaru Takahashi
Witness	Print name

Naohiro Jokei
Print name

Signed on behalf of	)
Hawaiian Airlines, Inc.	)
by its first duly authorised representative:	) /s/ John W. Adams
Signature

/s/ Audrey M. Yuh	John W. Adams
Witness	Print name

Audrey M. Yuh
Print name

Signed on behalf of	)
Hawaiian Airlines, Inc.	)
by its second duly authorised representative:	) /s/ Christine R. Deister
Signature

/s/ Audrey M. Yuh	Christine R. Deister
Witness	Print name

Audrey M. Yuh
Print name

Jet fuel sale and purchase contract

Schedule 1

1.                                     Agreed form of Letter of Credit

[Name and address of issuing bank]

To:                             ITOCHU Petroleum Co. (Hong Kong), Ltd.
% TOKFT
ITOCHU Corporation Building
5-1, Kita-Aoyama 2-chome
Minato-ku
Tokyo 107-8077
Japan

Attention: [REDACTED]

[Bank to insert date of posting]

Gentlemen

We hereby establish in your favour at the request of Hawaiian Airlines, Inc. (the Applicant) this irrevocable standby letter of credit, number [Bank to insert number], for an aggregate amount not in excess of [REDACTED] which is available to you on receipt of:

1.                                      your sight draft drawn on us specifying the amount claimed under this letter of credit and bearing thereon an endorsement of the above credit number; and

2.                                      your written statement certifying that:

(a)                                  the sum specified in the said sight draft is not in excess of the amount due and payable by the Applicant pursuant to the jet fuel sale and purchase contract dated [Date of execution of Contract] between Applicant and Beneficiary with reference number TOKFTMI-042501 and that the entirety of such sum is an LC Covered Sum;

(b)                                 you have demanded payment of the said sum by notice in writing, accompanied by an itemisation in reasonable detail of that LC Covered Sum, to the Applicant; and

(c)                                  the Applicant has failed to comply with such demand.

Upon demand for payment made by you under this letter of credit at least three business days prior to the date on which you expect payment, and provided that such demand for payment and documents presented in connection therewith conform to the terms and conditions of this letter of credit, we shall pay you the amount demanded in immediately available funds, not later than 11.00a.m. (New York time) on the day for which payment is demanded.  The term business day shall mean a day on which banks generally are open for business in the New York City

The amount which may be drawn by you under this letter of credit shall be automatically reduced by the amount of any drawing hereunder.  Partial drawings are permitted.

This letter of credit shall expire at our counters at the address given above at 5.00pm (New York time) on [REDACTED] or at such earlier time as we effect payment to you of the amount of this letter of credit or the balance thereof available hereunder by paying the same to your order in immediately available funds or this letter of credit is returned to us.

We hereby engage with you as the drawer that a draft drawn in conformity with this letter of credit will be duly honoured on presentation if presented on or before the expiry time of this letter of credit.

This SWIFT/telex message forms the operative credit instrument although a mail confirmation will follow.

This standby letter of credit is subject to the Uniform Customs and Practice for Documentary Credits, 1993 Revision, International Chamber of Commerce Publication No. 500 and shall, as to matters not governed by the Uniform Customs, be governed by and construed in accordance with the Laws of the State of New York without reference to its law on conflicts.

This letter of credit is effective as of [Bank to insert date of posting].

Yours faithfully

[Name of bank officer and title]